Exhibit 99

For Immediate Release

3M Reports Second-Quarter 2019 Results

Second-Quarter Summary:

•                  Sales of $8.2 billion, down 2.6 percent year-on-year

•                  Organic local-currency sales declined 0.9 percent year-on-year

•                  GAAP EPS of $1.92 vs. $3.07 last year, down 37.5 percent year-on-year

•                  Adjusted EPS of $2.20 vs. $3.07 last year, down 28.3 percent year-on-year

•                  Q2 2019 excludes $0.28 per share non-cash charge from Venezuela deconsolidation

•                  Q2 2018 includes $0.48 per share benefit from divestiture gain, net of related restructuring actions

•                 Announced acquisition of Acelity Inc., expected to close in Q4 2019

•                  Affirming full-year 2019 organic growth and adjusted earnings expectations

ST. PAUL, Minn. — July 25, 2019 — 3M (NYSE: MMM) today reported second-quarter 2019 results.

“I am encouraged by our company’s progress and performance in the second quarter,” said Mike Roman, 3M chairman and chief executive officer. “Our execution was strong in the face of continued slow growth conditions in key end markets, as we effectively managed costs and improved cash flow. Moving ahead we remain focused on continuing to drive operational improvements, investing for the future and delivering for our customers and shareholders.”

Second-Quarter Results

Sales were down 2.6 percent to $8.2 billion. Organic local-currency sales decreased 0.9 percent while acquisitions, net of divestitures, increased sales by 0.1 percent. Foreign currency translation decreased sales by 1.8 percent year-on-year.

Total sales grew 5.8 percent in Health Care with declines of 0.5 percent in Consumer, 2.9 percent in Transportation and Electronics, and 9.0 percent in Safety and Industrial. Organic local-currency sales increased 3.5 percent in Health Care and 0.7 percent in Consumer, with declines of 1.2 percent in Transportation and Electronics, and 5.0 percent in Safety and Industrial.

On a geographic basis, total sales grew 1.7 percent in the U.S., with declines of 2.9 percent in Latin America/Canada, 3.5 percent in Asia Pacific, and 9.4 percent in EMEA (Europe, Middle East and Africa). Organic local-currency sales increased 0.7 percent in Latin America/Canada and 0.1 percent in the U.S., with decreases of 0.9 percent in Asia Pacific and 3.6 percent in EMEA.

Second-quarter 2019 GAAP earnings were $1.92 per share, a decrease of 37.5 percent versus the second quarter of 2018. During the second quarter of 2019, the company deconsolidated its Venezuelan subsidiary resulting in a non-cash charge of $162 million, or $0.28 per share. Excluding the Venezuelan deconsolidation charge, second-quarter 2019 adjusted earnings were $2.20 per share, a decrease of 28.3 percent versus the second quarter of 2018 as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

Second-quarter 2019 adjusted earnings includes a charge of $0.21 per share, from restructuring and other actions, and a tax benefit of $0.07 per share, from the “held-for-sale” status of the pending divestiture of the gas and flame detection business, net of ongoing deal costs. Second-quarter 2018 GAAP and adjusted earnings were $3.07 per share which included a net benefit of $0.48 per share, related to the divestiture of the communication markets business, net of related restructuring actions.

Second-quarter operating income was $1.7 billion with operating margins of 20.8 percent. Included in these results is a $112 million charge from restructuring and other costs, or a negative 1.4 percentage point impact to operating margins.

The company’s operating cash flow was $1.7 billion, contributing to conversion of 110 percent of net income to free cash flow, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M paid $830 million in cash dividends to shareholders and repurchased $400 million of its own shares during the quarter.

Second-Quarter Business Group Discussion

Safety and Industrial

•                  Sales of $3.0 billion, down 9.0 percent in U.S. dollars. Organic local-currency sales decreased 5.0 percent, foreign currency translation decreased sales by 2.1 percent, and divestitures decreased sales by 1.9 percent.

•                  On an organic local-currency basis:

•                  Sales increased in roofing granules and personal safety; declined in industrial adhesives and tapes, electrical markets, abrasives, closure and masking, and automotive aftermarket.

•                  Sales grew in Latin America/Canada; declined in Asia Pacific, EMEA, and the U.S.

•                  Operating income was $653 million, a decrease of 49.2 percent year-on-year; Q2 2018 operating income included the communication markets divestiture gain of $494 million; operating margins of 22.1 percent.

Transportation and Electronics

•                  Sales of $2.5 billion, down 2.9 percent in U.S. dollars. Organic local-currency sales decreased 1.2 percent, foreign currency translation decreased sales by 1.7 percent.

•                  On an organic local-currency basis:

•                  Sales increased in advanced materials and transportation safety; declined in electronics, commercial solutions, and automotive and aerospace.

•                  Sales were flat in the U.S., Latin America/Canada; declined in Asia Pacific and EMEA.

•                  Operating income was $592 million, a decrease of 11.6 percent year-on-year; operating margins of 24.1 percent.

Health Care

•                  Sales of $1.8 billion, up 5.8 percent in U.S. dollars. Organic local-currency sales increased 3.5 percent, foreign currency translation decreased sales by 2.1 percent, and acquisitions increased sales by 4.4 percent.

•                  On an organic local-currency basis:

•                  Sales grew in health information systems, medical solutions, food safety, and oral care; declined in drug delivery.

•                  Sales increased in Asia Pacific, the U.S. and Latin America/Canada.

•                  Operating income was $483 million, an increase of 2.9 percent year-on-year; operating margins of 26.4 percent.

Consumer

•                  Sales of $1.3 billion, down 0.5 percent in U.S. dollars. Organic local-currency sales increased 0.7 percent and foreign currency translation decreased sales by 1.2 percent.

•                  On an organic local-currency basis:

•                  Sales grew in consumer health care, stationery & office supplies, and home improvement; declined in home care.

•                  Sales grew in Latin America/Canada and the U.S.; declined in Asia Pacific and EMEA.

•                  Operating income was $268 million, down 3.6 percent year-on-year; operating margins of 20.6 percent.

2019 Outlook

3M updated its full-year 2019 GAAP earnings to reflect the second quarter $0.28 per share charge for the deconsolidation of its Venezuelan subsidiary. Therefore, the company now expects 2019 GAAP earnings to be in the range of $8.25 to $8.75 per share versus a prior expectation of $8.53 to $9.03 per share.

3M maintained its full-year 2019 adjusted earnings expectation to be in the range of $9.25 to $9.75 per share. 3M also affirmed its full-year organic local-currency sales growth guidance to be in the range of minus 1 to plus 2 percent, return on invested capital of 20 to 22 percent, and free cash flow conversion of 95 to 105 percent. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21900594). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on August 1, 2019.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$8,171	$8,390	$16,034	$16,668

Operating expenses
Cost of sales	4,313	4,227	8,623	8,463
Selling, general and administrative expenses	1,686	1,800	3,634	4,373
Research, development and related expenses	470	468	947	954
Gain on sale of businesses	—	(506)	(8)	(530)

Total operating expenses	6,469	5,989	13,196	13,260

Operating income	1,702	2,401	2,838	3,408

Other expense (income), net	256	51	304	93

Income before income taxes	1,446	2,350	2,534	3,315

Provision for income taxes	315	488	510	847

Net income including noncontrolling interest	$1,131	$1,862	$2,024	$2,468

Less: Net income attributable to noncontrolling interest	4	5	6	9

Net income attributable to 3M	$1,127	$1,857	$2,018	$2,459

Weighted average 3M common shares outstanding — basic	577.7	591.4	577.6	593.8
Earnings per share attributable to 3M common shareholders — basic	$1.95	$3.14	$3.49	$4.14

Weighted average 3M common shares outstanding — diluted	586.1	604.2	587.3	608.5
Earnings per share attributable to 3M common shareholders — diluted	$1.92	$3.07	$3.44	$4.04

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$2,849	$2,853
Marketable securities — current	139	380
Accounts receivable — net	5,374	5,020
Inventories	4,300	4,366
Prepaids	949	741
Other current assets	440	349
Total current assets	14,051	13,709
Property, plant and equipment — net	8,998	8,738
Operating lease right of use assets	879	—
Goodwill and intangible assets — net	13,538	12,708
Other assets	1,503	1,345
Total assets	$38,969	$36,500

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$892	$1,211
Accounts payable	2,130	2,266
Accrued payroll	604	749
Accrued income taxes	223	243
Operating lease liabilities — current	247	—
Other current liabilities	3,169	2,775
Total current liabilities	7,265	7,244
Long-term debt	14,914	13,411
Other liabilities	6,648	5,997
Total liabilities	$28,827	$26,652

Total equity	$10,142	$9,848
Shares outstanding
June 30, 2019: 575,279,050 shares
December 31, 2018: 576,575,168 shares
Total liabilities and equity	$38,969	$36,500

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six months ended
	June 30,
	2019	2018
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$2,710	$2,042

Cash flows from investing activities:
Purchases of property, plant and equipment	(812)	(669)
Acquisitions, net of cash acquired	(704)	13
Purchases and proceeds from sale or maturities of marketable securities and investments — net	254	672
Proceeds from sale of businesses, net of cash sold	6	806
Other investing activities	21	85

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,235)	907

Cash flows from financing activities:
Change in debt	953	774
Purchases of treasury stock	(1,101)	(2,537)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	365	305
Dividends paid to shareholders	(1,660)	(1,612)
Other financing activities	(34)	(26)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,477)	(3,096)

Effect of exchange rate changes on cash and cash equivalents	(2)	(105)

Net increase (decrease) in cash and cash equivalents	(4)	(252)
Cash and cash equivalents at beginning of year	2,853	3,053

Cash and cash equivalents at end of period	$2,849	$2,801

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Major GAAP Cash Flow Categories	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$1,662	$1,899	$2,710	$2,042
Net cash provided by (used in) investing activities	(10)	626	(1,235)	907
Net cash provided by (used in) financing activities	(1,735)	(3,142)	(1,477)	(3,096)

Free Cash Flow (non-GAAP measure)					Full-Year 2019 Forecast (Billions)

Net cash provided by (used in) operating activities	$1,662	$1,899	$2,710	$2,042	$6.3 to $7.0
Purchases of property, plant and equipment	(421)	(365)	(812)	(669)	($1.6 to $1.7)
Free cash flow (a)	1,241	1,534	1,898	1,373	$4.6 to $5.4

Net income attributable to 3M	$1,127	$1,857	$2,018	$2,459	$4.8 to $5.1
Free cash flow conversion (a)	110%	83%	94%	56%	95% to 105%

(a)                     Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	June 30,	December 31,
Net Debt (non-GAAP measure)	2019	2018
Total debt	$15,806	$14,622
Less: Cash, cash equivalents and marketable securities	3,034	3,270
Net debt (b)	$12,772	$11,352

(b)                     Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Twelve months ended	Full Year Estimated
Return on Invested Capital (non-GAAP measure)	December 31 2018	2019 (in billions)

Net income including non-controlling interest	$5,363	$4.8 to $5.1
Interest expense (after-tax) (1)	268	~$0.3
Adjusted net income (Return)	$5,631	$5.1 to $5.4

Average shareholders’ equity (including non-controlling interest) (2)	$10,407	$9.0 to $10.0
Average short-term and long-term debt (3)	14,912	$15.7 to $16.2
Average invested capital	$25,318	$24.7 to $26.2

Return on invested capital (non-GAAP measure) (c)	22.2%	20% to 22%

(1) Effective income tax rate used for interest expense	23.4%	20% to 22%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$11,039
June 30	10,428
September 30	10,311
December 31	9,848
Average total equity	$10,407

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,660
June 30	14,519
September 30	14,846
December 31	14,622
Average short-term and long-term debt	$14,912

(c)                      Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Unaudited)

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change

Three months ended June 30, 2018 GAAP	$2,401	28.6%	$2,350	$488	20.8%	$1,857	$3.07
Three months ended June 30, 2018 adjusted amounts (non-GAAP measures) (d)	$2,401	28.6%	$2,350	$488	20.8%	$1,857	$3.07

Three months ended June 30, 2019 GAAP	$1,702	20.8%	$1,446	$315	21.8%	$1,127	$1.92	(37.5)%
Adjustment for loss on deconsolidation of Venezuelan subsidiary			162	—		162	0.28
Three months ended June 30, 2019 adjusted amounts (non-GAAP measures) (d)	$1,702	20.8%	$1,608	$315	19.6%	$1,289	$2.20	(28.3)%

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Six months ended June 30, 2018 GAAP	$3,408	20.4%	$3,315	$847	25.6%	$2,459	$4.04
Adjustment for significant litigation-related charges	897		897	187		710	1.16
Adjustment for measurement period accounting of TCJA				(217)		217	0.36
Six months ended June 30, 2018 adjusted amounts (non-GAAP measures) (d)	$4,305	25.8%	$4,212	$817	19.4%	$3,386	$5.56

Six months ended June 30, 2019 GAAP	$2,838	17.7%	$2,534	$510	20.1%	$2,018	$3.44	(14.9)%
Adjustment for significant litigation-related charges	548		548	124		424	0.72
Adjustment for loss on deconsolidation of Venezuelan subsidiary			162	—		162	0.28
Six months ended June 30, 2019 adjusted amounts (non-GAAP measures) (d)	$3,386	21.1%	$3,244	$634	19.5%	$2,604	$4.44	(20.1)%

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Unaudited)

	Estimated Full Year 2019
Adjusted income, earnings per share, & effective tax rate (non- GAAP measures) (Dollars in billions, except per share amounts)	GAAP Measure	Adjustment for Significant Litigation- related Charges	Adjustment for Loss on Deconsolidation of Venezuelan Subsidiary	Adjusted Non-GAAP Measure (d)

Income before taxes	$ 6.2 to 6.4	$0.5	$ 0.2	$ 6.9 to 7.1
Provision for income taxes	$ 1.3 to 1.4	$0.1	$ —	$ 1.4 to 1.5
Effective tax rate	20.0 to 22.0%			20.0 to 22.0%

Net income attributable to 3M	$ 4.8 to 5.1	$0.4	$ 0.2	$ 5.4 to 5.7
Earnings per diluted share	$ 8.25 to 8.75	$0.72	$ 0.28	$ 9.25 to 9.75

(d)                     In the first quarter of 2019, the Company recorded significant litigation-related charges of $548 million ($424 million after tax) related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. In the first quarter of 2018, the Company recorded significant litigation-related charges of $897 million ($710 million after tax) from the previously disclosed agreement reached with the State of Minnesota that resolved the Natural Resource Damages (NRD) lawsuit. Also, during the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA). In the second quarter of 2019, 3M recorded a pre-tax charge of $162 million related to the deconsolidation of the Company’s Venezuelan subsidiary.

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of deconsolidation of the Company’s Venezuelan subsidiary, significant litigation-related charges and measurement period adjustment to the impact of enactment of the TCJA. These items represent significant charges that impacted the Company’s financial results. Operating income, income before taxes, net income, earnings per share, and the effective tax rate are all measures for which 3M provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (e)

(Unaudited)

	Three months ended June 30, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	(0.1)%	(1.1)%	(4.8)%	(0.7)%	(1.4)%
Price	0.2	0.2	1.2	1.4	0.5
Organic local-currency sales	0.1	(0.9)	(3.6)	0.7	(0.9)
Acquisitions	2.2	—	—	0.1	0.9
Divestitures	(0.6)	(0.2)	(1.8)	(0.8)	(0.8)
Translation	—	(2.4)	(4.0)	(2.9)	(1.8)
Total sales change	1.7%	(3.5)%	(9.4)%	(2.9)%	(2.6)%

	Three months ended June 30, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Safety and Industrial	(5.0)%	—%	(1.9)%	(2.1)%	(9.0)%
Transportation and Electronics	(1.2)	—	—	(1.7)	(2.9)
Health Care	3.5	4.4	—	(2.1)	5.8
Consumer	0.7	—	—	(1.2)	(0.5)
Total Company	(0.9)%	0.9%	(0.8)%	(1.8)%	(2.6)%

	Six months ended June 30, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	(0.7)%	(2.6)%	(2.8)%	(0.5)%	(1.7)%
Price	0.5	0.4	1.3	1.2	0.7
Organic local-currency sales	(0.2)	(2.2)	(1.5)	0.7	(1.0)
Acquisitions	1.9	—	0.1	0.1	0.7
Divestitures	(0.8)	(0.3)	(2.1)	(1.0)	(0.9)
Translation	—	(3.0)	(5.9)	(4.5)	(2.6)
Total sales change	0.9%	(5.5)%	(9.4)%	(4.7)%	(3.8)%

	Six months ended June 30, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Safety and Industrial	(3.6)%	—%	(2.3)%	(2.9)%	(8.8)%
Transportation and Electronics	(2.3)	—	—	(2.4)	(4.7)
Health Care	2.1	3.6	(0.1)	(2.9)	2.7
Consumer	1.1	—	—	(1.9)	(0.8)
Total Company	(1.0)%	0.7%	(0.9)%	(2.6)%	(3.8)%

(e)                      Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts) and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the second quarter of 2019, to enable the Company to better serve global customers and markets, the Company made the following changes to its business segments:

Realignment of the Company’s business segments from five to four

The Company realigned its former five business segments into four: Safety and Industrial; Transportation and Electronics; Health Care; and Consumer. Existing divisions were largely realigned to this new structure. In addition, certain retail auto care product lines formerly in the Automotive Aftermarket Division (now within the Safety and Industrial business segment) were moved to the Construction and Home Improvement Division (within the Consumer business segment). Also, product lines relating to the refrigeration filtration business, formerly included in the Separation and Purification Sciences Division (now within the Health Care business segment) were moved to Other Safety and Industrial (within the Safety and Industrial business segment). 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. Dual credit, which is based on which business segment provides customer account activity with respect to a particular product sold in a specific country, was reduced as a result of the closer alignment between customer account activity and their respective markets. The four business segments are as follows:

Safety and Industrial:  This segment includes businesses that serve the global industrial, electrical and safety markets. This business segment consists of personal safety, adhesives and tapes, abrasives, closure and masking systems, electrical markets, automotive aftermarket, and roofing granules. This segment also includes the Communication Markets Division (which was substantially sold in 2018) and the refrigeration filtration product lines (within Other Safety and Industrial).

Transportation and Electronics: This segment includes businesses that serve global transportation and electronic original equipment manufacturer (OEM) customers. This business segment consists of electronics (display materials and systems, electronic materials solutions), automotive and aerospace, commercial solutions, advanced materials, and transportation safety.

Health Care: This business segment serves the global healthcare industry and includes medical solutions, oral care, separation and purification sciences, health information systems, drug delivery systems, and food safety.

Consumer: This business serves global consumers and consists of home improvement, stationery and office supplies, home care, and consumer health care. This segment also includes, within the Construction and Home Improvement Division, certain retail auto care product lines.

In addition, as part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2019, and other revisions impacting business segment reporting:

Continued alignment of customer account activity

•                  As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This largely impacted the amount of dual credit certain business segments receive as a result of sales district attribution. 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country.

Creation of Closure and Masking Systems Division and Medical Solutions Division

•                  3M created the Closure and Masking Systems Division, which combines the masking tape, packaging tape and personal care portfolios formerly within Industrial Adhesives and Tapes Division in the former Industrial business segment into a separate division also within the former Industrial business segment. 3M created the Medical Solutions Division in the Health Care business segment, which combines the former Critical and Chronic Care Division and Infection Prevention Division (which were also both within the Health Care business segment).

Additional actions impacting business segment reporting

•                  The business associated with certain safety products sold through retail channels in the Asia Pacific region was realigned from the Personal Safety Division within the former Safety and Graphics business segment to the Construction and Home Improvement Division within the Consumer business segment. In addition, certain previously non-allocated costs related to manufacturing and technology of centrally managed material resource centers of expertise within Corporate and Unallocated are now reflected as being allocated to the business segments.

The financial information presented herein reflects the impact of these changes for all periods presented. Refer to 3M’s Current Reports on Form 8-K furnished on March 8, 2019 and May 30, 2019, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
NET SALES	June 30,		June 30,
(Millions)	2019	2018	2019	2018

Safety and Industrial	$2,961	$3,253	$5,947	$6,521
Transportation and Electronics	2,452	2,527	4,809	5,046
Health Care	1,831	1,730	3,569	3,475
Consumer	1,303	1,309	2,497	2,517
Corporate and Unallocated	48	12	70	12
Elimination of Dual Credit	(424)	(441)	(858)	(903)

Total Company	$8,171	$8,390	$16,034	$16,668

BUSINESS SEGMENT INFORMATION	Three months ended		Six months ended
OPERATING INCOME	June 30,		June 30,
(Millions)	2019	2018	2019	2018

Safety and Industrial	$653	$1,285	$1,297	$2,056
Transportation and Electronics	592	669	1,115	1,325
Health Care	483	470	947	968
Consumer	268	279	501	511
Corporate and Unallocated (f)	(193)	(200)	(818)	(1,236)
Elimination of Dual Credit	(101)	(102)	(204)	(216)

Total Company	$1,702	$2,401	$2,838	$3,408

(f)                       Corporate and Unallocated operating income was impacted by significant litigation-related charges in the first quarter of 2019 related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. Corporate and Unallocated operating income was also impacted by significant litigation-related charges in the first quarter of 2018 related to the previously disclosed agreement reached with the State of Minnesota that resolved the Natural Resource Damages lawsuit.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $33 billion in sales, our 93,000 employees connect with customers all around the world.

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